Exhibit 5.1

[PERKINS COIE LETTERHEAD]

August 10, 2016

Sierra Pacific Power Company

6100 Neil Road

P.O. Box 10100

Reno, Nevada 89520

Ladies and Gentlemen:

We have acted as special counsel to Sierra Pacific Power Company, a Nevada corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), of a registration statement on Form S-4 (the “Registration Statement”)  and the offering by the Company pursuant thereto of up to $400,000,000 aggregate principal amount of its 2.60% General and Refunding Mortgage Notes, Series U, due 2026 (the “Exchange Notes”) in exchange for up to $400,000,000 aggregate principal amount of the Company’s outstanding 2.60% General and Refunding Mortgage Notes, Series U, due 2026 (the “Initial Notes”).

The Exchange Notes will be issued pursuant to the General and Refunding Mortgage Indenture, dated as of May 1, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to The Bank of New York), as Trustee, as supplemented by the First Supplemental Indenture, dated as of May 1, 2001 and as supplemented and amended by the Second Supplemental Indenture, dated as of October 30, 2006 (as so supplemented and amended, the “Indenture”) and an officer’s certificate or supplemental indenture, as described in the Indenture, establishing the form and terms of the Exchange Notes.

In our capacity as counsel to the Company, we have examined such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinion expressed herein, we have relied on (a) information in public authority documents (and any opinion based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter) and (b) information provided in certificates of officers of the Company.  We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation:  (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing examination and in reliance thereon, and subject to (x) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (y) completion of all corporate action required to be taken by the Company to duly authorize the proposed issuance of the Exchange Notes, we are of the opinion that, when (a) the terms of the Exchange Notes have been established in accordance with the Indenture, (b) the applicable supplement or officer’s certificate to the Indenture, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (c) the Exchange Notes have been executed and authenticated in accordance with the terms of the Indenture, and the applicable supplement thereto, if any, and issued and delivered in exchange for the Initial Notes in the manner described in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company.

The foregoing opinion is subject to the following exclusions and qualifications:

(a)           Our opinion is as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.  This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)           We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)           We express no opinion concerning any laws other than the laws in their current forms of the State of New York and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinion set forth herein. Insofar as this opinion relates to matters of law and legal conclusions governed by the laws of the State of Nevada, we base it on the opinion of Ballard Spahr LLP, as evidenced by the opinion of such firm to be filed with the Registration Statement and the consent contained in such opinion to the statements made in the Registration Statement with regard to such firm. Our opinions as to such matters are based on the assumptions and subject to the qualifications and limitations set forth in such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours

/s/ Perkins Coie LLP

PERKINS COIE LLP